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                                  EXHIBIT 11
                                  ----------

                Statement re: Computation of Earnings Per Share
                   (In thousands, except Earnings per Share)

                              Three Months Ended
                                    June 30,         June 30,
                                      2000             1999
                                -----------         ---------

Net income                       $      216         $     218
Average Shares Outstanding            2,322             2,318
Basic Earnings Per Share         $     0.09         $    0.09

Net income                       $      216         $     218
Average Shares Outstanding
before the effect of options          2,322             2,318
Effect of Options                        --                --
Average Shares Outstanding
including options                     2,322             2,318
Diluted Earnings Per Share       $     0.09         $    0.09


                                Six Months Ended
                                    June 30,          June 30,
                                      2000              1999
                                   --------           -------
Net income                         $    358           $   278
Average Shares Outstanding            2,323             2,316
Basic Earnings Per Share           $   0.15           $  0.12

Net income                         $    358           $   278
Average Shares Outstanding
before the effect of options          2,323             2,316
Effect of Options                        --                --
Average Shares Outstanding
including options                     2,323             2,316
Diluted Earnings Per Share         $   0.15           $  0.12

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